EXHIBIT 21

SUBSIDIARIES OF

SFBC INTERNATIONAL, INC.

Clinical Pharmacology International, Inc.
Incorporated:	Florida

SFBC Analytical Laboratories, Inc.
Incorporated:	Florida

SFBC Ft. Myers, Inc.
Incorporated:	Florida

SFBC New Drug Services, Inc.
Incorporated:	Florida

South Florida Kinetics, Inc.
Doing business as South Florida Bioavailability Clinic
Incorporated:	Florida

11190 Biscayne, LLC
A Florida Limited Liability Company
Incorporated:	Florida

Searento Trust, LLC
A Florida Limited Liability Company
Incorporated	Florida

SFBC Taylor Technology, Inc.
Incorporated:	New Jersey

SFBC Canada, Inc.
Incorporated:	Canada

Anapharm, Inc.
Incorporated:	Province of Quebec

Daedel Management & Investment, Inc.
Incorporated:	Province of Ontario

SFBC New Drug Services Canada, Inc.
(Formerly known as Danapharm Clinical Research, Inc.)
Incorporated:	Province of Ontario

Synfine Research, Inc.
Incorporated:	Province of Ontario

SFBC Europe, B.V.
Incorporated:	Netherlands